Exhibit 10.1

(TTI-FREP)(R121698) 4158983005    *LOAN5404*

PROMISSORY NOTE

September 19, 2005

(Date)

FOR VALUE RECEIVED, TGC Industries, Inc. a corporation located at the address stated below (“Maker”) promises, jointly and severally if more than one, to pay to the order of General Electric Capital Corporation or any subsequent holder hereof (each, a “Payee”) at its office located at 16479 Dallas Parkway # 300, Addison, TX 75001-2512 or at such other place as Payee or the holder hereof may designate, the principal sum of Two Hundred Eighty Six Thousand Two Hundred Thirty Five and 00/100 Dollars ($286,235.00), with interest on the unpaid principal balance,  from the date hereof through and including the dates of payment, at a fixed per annum simple interest rate of Seven and 25/100 percent (7.25%).

Subject to the other provisions hereof, the principal on this Note is payable in lawful money of the United States in Thirty Six (36) consecutive monthly installments as follows:

Periodic Installment		Amount

35	@	$7,971.79

each (“Periodic Installment”) and a final installment which shall be in the amount of the total outstanding unpaid principal.  The first Periodic Installment shall be due and payable on November 2, 2005 and the following Periodic Installments and the final installment shall be due and payable on the same day of each succeeding period (each, a “Payment Date”).  In addition to the payments of principal provided above, accrued interest shall be payable on the Payment Date.

All payments shall be applied first to interest and then to principal.  Each payment may, at the option of the Payee, be calculated and applied on an assumption that such payment would be made on its due date.  The acceptance by Payee of any payment which is less than payment in full of all amounts due and owing at such time shall not constitute a waiver of Payee’s right to receive payment in full at such time or at any prior or subsequent time.  Interest shall be calculated on the basis of a 365 day year (366 day leap year).

The Maker hereby expressly authorizes the Payee to insert the date value is actually given in the blank space on the face hereof and on all related documents pertaining hereto.

This Note may be secured by a security agreement, chattel mortgage, pledge agreement or like instrument (each of which is hereinafter called a “Security Agreement”).

Time is of the essence hereof.  If any installment or any other sum due under this Note or any Security Agreement is not received within ten (10) days after its due date, the Maker agrees to pay, in addition to the amount of each such installment or other sum, a late payment charge of five percent (5%) of the amount of said installment or other sum, but not exceeding any lawful maximum.  If (i) Maker fails to make payment of any amount due hereunder within ten (10) days after the same becomes due and payable; or (ii) Maker is in default under, or fails to perform under any term or condition contained in any Security Agreement, then the entire principal sum remaining unpaid, together with all accrued interest thereon and any other sum payable under this Note or any Security Agreement, at the election of Payee, shall immediately become due and payable, with interest thereon at the lesser of eighteen percent (18%) per annum or the highest rate not prohibited by applicable law from the date of such accelerated maturity until paid (both before and after any judgment).

The Maker may prepay in full, but not in part, its entire indebtedness hereunder upon payment of the entire indebtedness plus an additional sum as a premium equal to the following percentages of the original principal balance for the indicated period:

Prior to the first annual anniversary date of this Note: Three percent (3%)

Thereafter and prior to the second annual anniversary date of this Note: One percent (1%)

Thereafter and prior to the third annual anniversary date of this Note: One percent (1%)

and zero percent (0%) thereafter, plus all other sums due hereunder or under any Security Agreement.

It is the intention of the parties hereto to comply with the applicable usury laws; accordingly, it is agreed that, notwithstanding any provision to the contrary in this Note or any Security Agreement, in no event shall this Note or any Security Agreement require the payment or permit the collection of interest in excess of the maximum amount permitted by applicable law.  If any such excess interest is contracted for, charged or received under this Note or any Security Agreement, or if all of the principal balance shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received under this Note or any Security Agreement on the principal balance shall exceed the maximum amount of interest permitted by applicable law, then in such event (a) the provisions of this paragraph shall govern and control,  (b) neither Maker nor any other person or entity now or hereafter liable for the payment hereof shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted by applicable law,  (c) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal balance or refunded to Maker, at the option of the Payee, and (d) the effective rate of interest shall be automatically reduced to the maximum lawful contract rate allowed under applicable law as now or hereafter construed by the courts having jurisdiction thereof.  It is further agreed that without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under this Note or any Security Agreement which are made for the purpose of determining whether such rate exceeds the maximum lawful contract rate, shall be made, to the extent permitted by applicable law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the indebtedness evidenced hereby, all interest at any time contracted for, charged or received from Maker or otherwise by Payee in connection with such indebtedness; provided, however, that if any applicable state law is amended or the law of the United States of America preempts any applicable state law, so that it becomes lawful for the Payee to receive a greater interest per annum rate than is presently allowed, the Maker agrees that, on the effective date of such amendment or preemption, as the case may be, the lawful maximum hereunder shall be increased to the maximum interest per annum rate allowed by the amended state law or the law of the United States of America.

The Maker and all sureties, endorsers, guarantors or any others (each such person, other than the Maker, an “Obligor”) who may at any time become liable for the payment hereof jointly and severally consent hereby to any and all extensions of time, renewals, waivers or modifications of, and all substitutions or releases of, security or of any party primarily or secondarily liable on this Note or any Security Agreement or any term and provision of either, which may be made, granted or consented to by Payee, and agree that suit may be brought and maintained against any one or more of them, at the election of Payee without joinder of any other as a party thereto, and that Payee shall not be required first to foreclose, proceed against, or exhaust any security hereof in order to enforce payment of this Note.  The Maker and each Obligor hereby waives presentment, demand for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, and all other notices in connection herewith, as well as filing of suit (if permitted by law) and diligence in collecting this Note or enforcing any of the security hereof, and agrees to pay (if permitted by law) all expenses incurred in collection, including Payee’s actual attorneys’ fees.  Maker and each Obligor agrees that fees not in excess of twenty percent (20%) of the amount then due shall be deemed reasonable.

THE MAKER HEREBY UNCONDITIONALLY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS NOTE, ANY OF THE RELATED DOCUMENTS, ANY DEALINGS BETWEEN MAKER AND PAYEE RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN MAKER AND PAYEE.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT (INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.)  THIS WAIVER IS IRREVOCABLE MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS NOTE, ANY RELATED DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION.  IN THE EVENT OF LITIGATION, THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

This Note and other Debt Documents constitute the entire agreement of the Maker and Payee with respect to the subject matter hereof and supercedes all prior understandings, agreements and representations, express or implied.

No variation or modification of this Note, or any waiver of any of its provisions or conditions, shall be valid unless in writing and signed by an authorized representative of Maker and Payee.  Any such waiver, consent, modification or change shall be effective only in the specific instance and for the specific purpose given.

Any provision in this Note or any of the other Debt Documents which is in conflict with any statute, law or applicable rule shall be deemed omitted, modified or altered to conform thereto.

TGC Industries, Inc.

/s/ David Swan	By:	/s/ Wayne Whitener
(Witness)
David Swan	Name:	Wayne Whitener
(Print name)
16479 Dallas Pkwy, Addison, Texas	Title:	President
(Address)

	Federal Tax ID #:	742095844

Address: 1304 SUMMIT AVE SUITE 2, PLANO, COLLIN County, TX 75074-

3010 (3/91)  139571194   *MULT3010*

CROSS-COLLATERAL AND CROSS-DEFAULT AGREEMENT

General Electric Capital Corporation

16479 Dallas Parkway # 300

Addison, TX 75001-2512

Gentlemen:

You (and/or your successors or assigns, “you”) have entered into or purchased one or more conditional sale contracts, lease agreements, chattel mortgages, security agreements, notes and other choses in action (herein designated “Accounts”) arising from the bona fide sale or lease to us, by various vendors or lessors, of equipment and inventory (herein designated “Collateral”) and/or you have made direct loans to or otherwise extended credit to us evidenced by Accounts creating security interests in Collateral.

In order to induce you to extend our time of payment on one or more Accounts and/or to make additional loans to us and/or to purchase additional Accounts and/or to lease us additional equipment, and in consideration of you so doing, and for other good and valuable consideration, the receipt of which we hereby acknowledge, we agree as follows:

All presently existing and hereafter acquired Collateral in which you have or shall have a security interest shall secure the payment and performance of all of our liabilities and obligations to you of every kind and character, whether joint or several, direct or indirect, absolute or contingent, due or to become due, and whether under presently existing or hereafter created Accounts or agreements, or otherwise.

We further agree that your security interest in the property covered by any Account now held or hereafter acquired by you shall not be terminated in whole or in part until and unless all indebtedness of every kind, due or to become due, owed by us to you is fully paid and satisfied and the terms of every Account have been fully performed by us.  It is further agreed that you are to retain your security interest in all property covered by all Accounts held or acquired by you, as security for payment and performance under each such Account, notwithstanding the fact that one or more of such Accounts may become fully paid.

This instrument is intended to create cross-default and cross-security between and among all the within described Accounts now owned or hereafter acquired by you.

A default under any Account or agreement shall be deemed to be a default under all other Accounts and agreements.  A default shall result if we fail to pay any sum when due on any Account or agreement, or if we breach any of the other terms and conditions thereof, or if we become insolvent, cease to do business as a going concern, make an assignment for the benefit of creditors, or if a petition for a receiver or in bankruptcy is filed by or against us, or if any of our property is seized, attached or levied upon.  Upon our default any or all Accounts and agreements shall, at your option, become immediately due and payable without notice or demand to us or any other party obligated thereon, and you shall have and may exercise any and all rights and remedies of a secured party under the Uniform Commercial Code as enacted in the applicable jurisdiction and as otherwise granted to you under any Account or other agreement.  We hereby waive, to the maximum extent permitted by law, notices of default, notices of repossession and sale or other disposition of collateral, and all other notices, and in the event any such notice cannot be waived, we agree that if such notice is mailed to us postage prepaid at the address shown below at least five (5) days prior to the exercise by you of any of your rights or remedies, such notice shall be deemed to be reasonable and shall fully satisfy any requirement for giving notice.

All rights granted to you hereunder shall be cumulative and not alternative, shall be in addition to and shall in no manner impair or affect your rights and remedies under any existing Account, agreement, statute or rule of law.

This agreement may not be varied or altered nor its provisions waived except by your duly executed written agreement.  This agreement shall inure to the benefit of your successors and assigns and shall be binding upon our heirs, administrators, executors, legal representatives, successors and assigns.

IN WITNESS WHEREOF, this agreement is executed this 19th day of September, 2005

TGC Industries, Inc.
(Name of Proprietorship, Partnership or Corporation, as applicable)

By:	/s/ Wayne Whitener
(Signature)

Title:	President
(Owner, Partner or Officer, as applicable)

Address: 1304 SUMMIT AVE SUITE 2, PLANO, TX 75074-